Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 29, 2020

between

LEE ENTERPRISES, INCORPORATED, a Delaware corporation

as Borrower,

and

BH FINANCE LLC, a Nebraska limited liability company

as Lender

LEE ENTERPRISES, INCORPORATED
CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of January 29, 2020, between LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), and BH FINANCE LLC, a Nebraska limited liability company (the “Lender”).

The parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting Equity Interests or other controlling ownership interest in another Person, whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  No Loan Party shall be an Affiliate of the Lender for purposes of this Agreement.

“Agreement” means this Credit Agreement, as the same may be amended, modified, supplemented and restated from time to time.

“Applicable Rate” means a fixed rate of nine percent (9.00%) per annum.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 29, 2019, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes and schedules thereto.

“BH Acquisition” means the Acquisition by Borrower of (a) 100% of the Equity Interests of The Buffalo News, Inc., a Delaware corporation, and (b) certain assets of BH Media Group, Inc., a Delaware corporation, pursuant to the BH Acquisition Documents.

“BH Acquisition Documents” means all purchase agreements, assignments, and other agreements and instruments evidencing or effectuating the BH Acquisition.

“Borrower Equity Issuance” means any issuance by Borrower to any Person of its Equity Interests.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nebraska.

“Capital Lease Obligation” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Stock” means:

(a)             in the case of a corporation, corporate stock;

(b)             in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)             in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)             any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)            time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)             commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least Prime-1 (or the then equivalent grade) by Moody’s or at least A-1 (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” means an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, 25% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)            during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived by the Lender and the Loan has been made by the Lender pursuant to Section 2.01.

“Closing Date Mortgaged Property” means all Material Real Property of the Loan Parties as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the personal property and Mortgaged Property described in the Collateral Documents and all of the other property under the terms of the Collateral Documents or Loan Documents that is subject to Liens in favor of the Lender.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Mortgages, and each of the agreements, instruments or documents that creates, evidences or provides notice of, or purports to create, a Lien in favor of the Lender to secure the Secured Obligations, in whole or in part, whether delivered pursuant to the Guarantee and Collateral Agreement, a Mortgage or otherwise.

“Commitment” means an amount equal to the sum of (a) the Purchase Price (as defined in the BH Acquisition Documents), plus (b) all outstanding Indebtedness of the Borrower and its Subsidiaries as of the Closing Date to be repaid and satisfied in full on the Closing Date in accordance with this Agreement, plus (c) any fees and expenses of Lender which are the responsibility of the Borrower and which Lender agrees may be paid with the proceeds of the Loan.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means Title 11 of the United States Code, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate plus 5% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or Subsidiary of a Loan Party (or the granting of any option or other right to do any of the foregoing), including any sale of its Equity Interests and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. Notwithstanding the foregoing, a Disposition shall not include a Borrower Equity Issuance.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Maturity Date or the date the Loan is no longer outstanding.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. As used in this Agreement, “warrant” or “warrants”, when used as a noun, includes $6,000,000 in outstanding warrants issued by the Borrower pursuant to that certain Warrant Agreement dated as of March 31, 2014 by and among the Borrower and Wells Fargo Bank, National Association, as Warrant Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Code or Sections 303 and 305 of ERISA.

“Event of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means any cash or Cash Equivalents, as defined under GAAP, in excess of $20,000,000 as shown on the Borrower’s consolidated balance sheet, calculated at the end of each fiscal quarter. Excess Cash Flow shall exclude the proceeds of any Borrower Equity Issuance, including any proceeds from the exercise of warrants.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) limited to the lesser of such Indebtedness or the value of the assets securing such Lien; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement dated as of the Closing Date, made by the Borrower and the Guarantors in favor of the Lender, in form and substance satisfactory to the Lender, all amendments, modifications, supplements and restatements thereof, and all Guarantee and Collateral Agreement Joinders from time to time executed and delivered in connection therewith.

“Guarantee and Collateral Agreement Joinder” means any joinder executed in connection with the Guarantee and Collateral Agreement.

“Guarantors” means, collectively, each Material Subsidiary of Borrower which executes and delivers to the Lender the Guarantee and Collateral Agreement or a Guarantee and Collateral Agreement Joinder, for so long as such Material Subsidiary is obligated thereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, if such indebtedness is non-recourse, the amount of such indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such indebtedness and the fair market value of the property subject to such Lien);

(f)             Capital Lease Obligations and Synthetic Lease Obligations;

(g)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)             all Guarantees of such Person in respect of any of the foregoing determined in accordance with GAAP.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (provided that, if such Indebtedness is partially recourse and partially non-recourse, only the amount of such recourse Indebtedness shall be included). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the termination value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

With respect to the Borrower and its Subsidiaries, “Indebtedness” shall not include (i) trade payables, or (ii) indebtedness owing from the Borrower or any of its Subsidiaries to any other Loan Party.

“Information” has the meaning specified in Section 8.07.

“Interest Payment Date” means the first calendar day of each month, commencing with the first calendar month following the calendar month in which the Closing Date occurs.

“Investment” means, as to any Person, any direct or indirect Indebtedness or investment by such Person, whether by means of (a) the purchase or other acquisition of all or any portion of the Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.  “Investment” shall not include any advance to an officer, director or employee of a Person, in the ordinary course of business consistent with past practice, for travel, entertainment, relocation and analogous business purposes.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“License” means, as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Note, if any, the Guarantee and Collateral Agreement, each Mortgage, each other Collateral Document, and each other document, agreement or instrument executed by any Loan Party in connection with this Agreement from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any of them, as applicable in the context in which it is used.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (c) the rights or remedies of the Lender (or any of its permitted agents or designees) under this Agreement or any of the other Loan Documents. For the avoidance of doubt, a partial or complete withdrawal from a Multiemployer Plan does not and shall not constitute a Material Adverse Effect.

“Material Real Property” means any real property (and improvements thereon) owned by the Borrower or any of its Subsidiaries with a value (as determined by a third party appraisal, internal valuation, property tax assessed value or other means acceptable to Lender) in excess of $3,000,000, except any real property of the Borrower subject to a contract for sale as of the Closing Date that is to be consummated within six (6) months from the Closing Date (provided that if any such sale is not consummated within said period, the provisions of Section 5.12(b) shall apply).

“Material Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state or commonwealth of the United States or the District of Columbia which owns more than $3,000,000 in assets.

“Maturity Date” means the twenty fifth (25th) anniversary of the Closing Date.

“Maximum Rate” has the meaning specified in Section 8.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means (in each case as same may be amended or amended and restated) a deed of trust, trust deed, deed to secure debt, mortgage, leasehold deed of trust, leasehold trust deed, leasehold deed to secure debt, or leasehold mortgage, together with the assignments of leases and rents referred to therein or executed in connection therewith, in each case in favor of the Lender, securing the Secured  Obligations (subject to any limitations on the amount secured thereby as set forth therein) and in form and substance acceptable to the Lender.

“Mortgaged Property” means, as of any date, any Material Real Property that is the subject of a Mortgage, including any Closing Date Mortgaged Property.

“Mortgaged Property Deliverables” means, with respect to any Mortgaged Property, the documents and deliveries described on Schedule 1.01 attached hereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to a Disposition or Borrower Equity Issuance, as applicable: (a) the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect thereto, net of (b) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (c) taxes paid or payable as a result thereof and (d) in the case of any Disposition, the amount necessary to retire any Indebtedness permitted hereunder that is secured by a Lien permitted hereunder ranking senior to any Lien of the Lender on the related property.  “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non‑cash consideration received by any Loan Party or any Subsidiary in any Disposition or Borrower Equity Issuance.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Loan, in a form approved by the Lender, and any replacements, extensions, renewals or amendments thereto.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation, all indemnification obligations, yield protection obligations and other obligations arising under the Loan Documents, and including interest and fees with respect to any of the foregoing that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participant” has the meaning specified in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition by a Loan Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a Permitted Line of Business, in each case so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, and in each case so long as:

(a)            the consideration for the Acquisition shall be paid solely with a Borrower Equity Issuance or the Net Cash Proceeds of a Borrower Equity Issuance, and such Acquisition is completed within one hundred eighty (180) days following the receipt of the Net Cash Proceeds of such Borrower Equity Issuance; or

(b)            the Acquisition meets each of the following tests:

(i)          the Lender shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 5.12 and the Target, if constituting a Material Subsidiary, shall have executed a Guarantee and Collateral Agreement Joinder in accordance with the terms of Section 5.12;

(ii)         the Lender shall have received at least thirty (30) days prior to the consummation of such Acquisition (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, and (iii) consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such Acquisition);

(iii)        such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;

(iv)        any earnouts or similar deferred or contingent obligations of any Loan Party in connection with such Acquisition shall be subordinated to the Secured Obligations in a manner and to the extent reasonably satisfactory to the Lender; and

(v)         the Lender shall have approved the Acquisition.

The BH Acquisition shall be a Permitted Acquisition for purposes of this Agreement.

“Permitted Line of Business” means any business related to those currently conducted by the Borrower and its Subsidiaries.

“Permitted Transfers” means (a) Dispositions of inventory or intellectual property in the ordinary course of business; (b) non-liquidating Dispositions of property in the ordinary course of business to another Loan Party; (c) Dispositions of real or personal property to any Person for fair market value as determined in the discretion of the Borrower in good faith; or (d) Dispositions of accounts receivable in connection with the collection or compromise thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Recipient” means the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest, or on account of any return of capital to the Borrower’s or any Subsidiary’s stockholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means the Obligations.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or, to the extent approved by the SEC, the Public Company Accounting Oversight Board (United States), as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” or “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the fair value or present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) unliquidated, contingent, disputed and unmatured claims shall be valued at the amount that can be reasonably expected to be actual and matured.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, Subsidiary excludes (a) TNI Partners, a general partnership formed under the laws of the State of Arizona and (b) Madison Newspapers, Inc., a Wisconsin corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person 100% of the Equity Interests (other than warrants, options or other rights to acquire Capital Stock) of which (other than directors’ qualifying shares required by law) is owned by such Person directly or indirectly through one or more other Wholly-Owned Subsidiaries.

1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           References in this Agreement or any other Loan Document to knowledge by the Borrower or any Subsidiary of events or circumstances shall be deemed to refer to events or circumstances of which any Responsible Officer of any Loan Party has actual knowledge or reasonably should have knowledge.

1.03          Accounting Terms.

(a)            Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as applied by Borrower on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect any requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) upon the request of the Lender, the Borrower shall assist the Lender in reconciling the financial statements of the Borrower and the calculations of such requirements made before and after giving effect to such change in GAAP.

(c)            Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein, but each such variable interest entity shall not be considered a Subsidiary for any other purpose hereunder.

(d)             Financial Statements.  References in this Agreement or any other Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

1.04          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE 2 – CREDIT EXTENSION

2.01          Loan.  On the Closing Date and subject to the terms and conditions set forth herein, the Lender agrees to make a term loan to the Borrower in an amount not to exceed the Commitment (the “Loan”).  Amounts borrowed under this Section 2.01 on the Closing Date and thereafter repaid or prepaid may not be reborrowed.

2.02          Prepayments.

(a)            Voluntary; In General.  The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part, provided that any voluntary prepayment of the Loan shall be accompanied by payment of all accrued interest on the amount of principal prepaid to the date of prepayment.

(b)            Mandatory.

(i)         The Borrower shall prepay the Loan in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from any Disposition (other than Permitted Transfers resulting in aggregate Net Cash Proceeds of less than $500,000 in any ninety (90) day period).

(ii)         Beginning with the period ending June 28, 2020, within five (5) Business Days after delivery of the certificate calculating Excess Cash Flow pursuant to Section 5.02, the Borrower shall prepay the Loan in an amount equal to 100% of Excess Cash Flow for the fiscal quarter covered by such certificate less the amount of any voluntary prepayments made on the Loan during such fiscal quarter.

(iii)       If a Change of Control occurs, the Borrower shall promptly advise the Lender thereof and, upon written notice from the Lender, promptly prepay the Loan at a purchase price in cash equal to 105% of the unpaid principal balance of the Loan plus accrued and unpaid interest, if any, to, but excluding, the date of such payment.

2.03          Repayment of Loan.  The Borrower shall repay to the Lender on the Maturity Date the unpaid principal balance of the Loan, all accrued interest thereon and all other outstanding Obligations.

2.04          Interest.

(a)             Subject to the provisions of subsection (b) below, the Loan shall bear interest on the outstanding principal amount thereof from and after the Closing Date at a rate per annum equal to the Applicable Rate.

(b)            (i)          If any amount of principal of the Loan is not paid when due (after expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)        If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (after expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.05          Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  All computations of fees and interest shall be made on the basis of a 360-day year and 12 months comprised of 30 days each.  Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.06         Evidence of Debt.  The Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note which shall evidence the Loan, in addition to such accounts or records.  The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loan and payments with respect thereto.

2.07         Payments Generally.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender in immediately available funds on the date specified herein, at the address for the Lender set forth on Schedule 8.02. All payments not received by the Lender on the date specified herein shall be deemed received on the Business Day when payment is made, and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  Any and all payments under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.

ARTICLE 3 – CONDITIONS PRECEDENT TO CREDIT EXTENSION

3.01          Conditions of Effectiveness and of the Loan.  This Agreement will become effective upon, and the obligation of the Lender to make the Loan hereunder is subject to, satisfaction or written waiver of each of the following conditions precedent:

(a)             The Lender’s receipt of the following, each of which shall be originals, pdfs or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) or as otherwise provided below and each in form and substance satisfactory to the Lender:

(i)         executed counterparts of (A) this Agreement duly executed by a Responsible Officer of Borrower, (B) counterparts of the Guarantee and Collateral Agreement, a Mortgage for each Closing Date Mortgaged Property, any related Mortgaged Property Deliverables and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable, and (C) counterparts of any other Loan Document, executed by a Responsible Party of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable; and

(ii)         such other assurances, certificates, documents, consents and opinions as the Lender reasonably may require.

(b)            All conditions precedent to the closing of the BH Acquisition shall have been satisfied (or will be satisfied simultaneously with the making of the Loan on the Closing Date).

(c)            The Lender shall have received, in form and substance satisfactory to the Lender:

(i)          (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist (or will exist upon the application of proceeds of the Loan) and (B) tax lien, judgment and bankruptcy searches;

(ii)         completed UCC financing statements (or equivalent filings) for each appropriate jurisdiction as is necessary in order to perfect the security interest of the Lender in the Collateral; and

(iii)        to the extent required to be delivered, filed, registered or recorded pursuant to the terms of any Collateral Document, all instruments, certificated securities, documents and chattel paper in the possession of any of the Loan Parties, together with transfer powers, allonges or assignments as may be necessary in order to create and perfect the security interest of the Lender in the Collateral.

(d)            The Lender shall have received payoff letters with respect to all existing Indebtedness for borrowed money of the Borrower and its Subsidiaries in form and substance satisfactory to Lender, each of which shall include (i) a statement of all principal, interest, fees, costs and expenses (including prepayment premiums) required to be paid in order to discharge and satisfy such Indebtedness in full as of the Closing Date, (ii) an automatic release of all Liens and security interests securing such Indebtedness upon receipt of the specified payoff amount, and (iii) either (1) an authorization to the Lender (as a designee of Borrower) to file and record all UCC termination statements and Lien releases with respect to those Liens and security interests that have been automatically released or (2) an undertaking by the holder of such Indebtedness to promptly file and record all such UCC termination statements and Lien releases (and granting the Borrower or its designee such rights if the holder fails to do so).

(e)           The Borrower and the other Loan Parties shall have performed or delivered, as the case may be, all such further acts, deeds, certificates, assurances and other instruments, if any, as the Lender may reasonably request in order to (i) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents, the rights of the Lender thereunder, and any of the Liens intended to be created thereunder, and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as of the date hereof:

4.01          Existence, Qualification and Power.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires governmental qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  No Subsidiary is organized outside the United States or is a CFC.

4.02          Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to be so could not reasonably be expected to have a Material Adverse Effect.

4.03          Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than such  approvals, consents, exemptions, authorizations, or other actions, notices or filings, as have been obtained or made and are in full force and effect or are being obtained concurrently herewith, except to the extent that enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally.  Each Loan Party and each Subsidiary thereof has all requisite governmental licenses, authorizations, consents and approvals to (a) own or lease its assets and carry on its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

4.04          Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally.

4.05          No Material Adverse Effect.  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.06         Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) expressly purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

4.07          No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.08          Ownership of Property; Liens.

(a)            Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Schedule 4.08(b) sets forth a complete and accurate list of all real property owned by each Loan Party, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and estimated fair value thereof, to the extent presently known by Borrower.  Each Loan Party has good, marketable and insurable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created by the Loan Documents.

(c)             Schedule 4.08(c) sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee (other than any lease with an Affiliate of the Lender) requiring annual rent payments in excess of $100,000, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual base rent thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.  The leasehold interest of the applicable Loan Party under each such lease is free and clear of all Liens, other than Liens created by the Loan Documents.

(d)            Schedule 4.08(d) sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessor requiring annual rent payments in excess of $100,000, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual base rent thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e)           Schedule 4.08(e) sets forth a complete and accurate list of all Investments with a value in excess of $250,000, determined in good faith by the Borrower, held by any Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

4.09          Environmental Compliance.

(a)             On the Closing Date: (i) none of the properties currently or, to the best knowledge of the Borrower, formerly, owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) all known or presumed asbestos containing material in any property owned or operated by any Loan Party is being managed in accordance with applicable laws and regulations, including the Occupational Safety and Health Act and 29 CFR Part 1910.1001, and to the best knowledge of the Borrower no asbestos abatement activities are required because of the damaged or degraded condition of any known or presumed friable asbestos containing materials; (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or to the best knowledge of the Borrower, formerly, owned or operated by any Loan Party; and (iv) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Borrower, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, except, in each case of (i) through (iv) above, as operated in compliance with Environmental Laws and as to which a violation thereof would not be reasonably expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 4.09(b), no Loan Party is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in material liability on any Loan Party.

4.10        Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

4.11          Taxes.  The Borrower and its Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  To the Borrower’s knowledge, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

4.12          ERISA Compliance.

(a)             The Borrower and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA;  each Plan (i) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, and (ii) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except in each case of (i) and (ii) preceding, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; neither the Borrower nor any Subsidiary, taken individually or in the aggregate, is obligated to pay any material accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Code, or is obligated to pay any material liability to the PBGC, or any successor thereto under ERISA (other than the payment of premiums to the PBGC as required by ERISA), in connection with any Plan; and to the knowledge of the Borrower, no ERISA Event has occurred that could reasonably be expected to result in any liability to the Borrower.

(b)          There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect; and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.13          Subsidiaries; Equity Interests.  As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Schedule 4.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified in Schedule 4.13 free and clear of all Liens (except those created by the Collateral Documents).  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.  Schedule 4.13 contains a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

4.14          Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)             None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15          Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender or in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made when read in conjunction with the Audited Financial Statements, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.16          Compliance with Laws.  Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)            The Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(b)             There is not pending or, to the knowledge of the Borrower, threatened, any action by any Governmental Authority to modify adversely, revoke, cancel, suspend or refuse to renew any License.

(c)             There is not issued or outstanding or, to the knowledge of the Borrower, threatened, any notice of any hearing, violation or complaint against the Borrower or any of its Subsidiaries with respect to the operation of their businesses.

4.17          Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that could not reasonable be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.18          Solvency.  Each of the Borrower and its Subsidiaries, taken as a whole, are Solvent, before and after giving effect to the transactions contemplated hereby consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection herewith and therewith.

4.19          Labor Matters.  There are no actual or, to the Borrower’s knowledge, overtly threatened strikes, labor disputes, slow downs, walkouts or other concerted interruptions of operations by the employees of any Loan Party which could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, other than any such violations, individually or collectively, which could not reasonably be expected to have a Material Adverse Effect.  All payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such nonpayment which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

4.20          Exclusions to Representations and Warranties. Notwithstanding any provision in this Agreement to the contrary, except for the representations set forth in Sections 4.01, 4.04, 4.08(a), 4.10 and 4.11, the representations and warranties contained in this Article 4 do not apply to The Buffalo News, Inc., a Delaware corporation, or to the Acquired Assets and the Assumed Liabilities of BH Media Group, Inc., a Delaware corporation, as defined in the BH Acquisition Documents.

ARTICLE 5 – AFFIRMATIVE COVENANTS

 So long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall cause each Subsidiary to, as applicable:

5.01         Reports and Other Information. The Borrower will file with the SEC within the time periods required by Securities Laws: (a) all quarterly and annual financial information required to be contained in a filing on Forms 10-Q and l0-K, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and (b) all current reports required to be filed with the SEC on Form 8-K.  The Borrower will deliver to the Lender, by the twentieth (20th) day of each calendar month, for the most recently completed calendar month, internally prepared financial reports of the Borrower and its consolidated Subsidiaries, in a format generally consistent with such reporting used by Borrower for internal reporting purposes prior to the Closing Date and otherwise reasonably acceptable to the Lender.

5.02          Certificates; Other Information.  Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)             within 45 days following the end of each fiscal quarter, a certificate of a Responsible Officer of the Borrower containing a calculation of Excess Cash Flow for such fiscal quarter; and

(b)             promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

5.03          Notices.  Notify the Lender:

(a)             promptly of the occurrence of any Default;

(b)             promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)             promptly upon the occurrence of any Disposition for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.02.

Each notice pursuant to paragraph (a) or (b) of this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  In addition, each notice pursuant to paragraph (a) of this Section shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

5.04          Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

5.05         Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.06         Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

5.07         Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

5.08         Compliance with Laws.   Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.09         Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

5.10         Inspection Rights.  Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and its Registered Public Accounting Firm (provided that representatives of the Borrower designated by a Responsible Officer of the Borrower may be present at any such meeting with accountants), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and at the expense of the Borrower; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors acting on behalf of the Lender) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

5.11          Use of Proceeds.  Use the proceeds of the Loan solely for the purposes set forth on Schedule 5.11, the form of which is attached hereto, which will be delivered to the Lender not later than ten (10) days prior to the Closing Date.

5.12          Covenant to Guarantee Obligations and Give Security.

(a)             Upon the formation or acquisition of any new Material Subsidiary by any Loan Party as permitted by this Agreement, then the Borrower shall, at the Borrower’s expense:

(i)         within twenty (20) days after such formation or acquisition, cause such Material Subsidiary to duly execute and deliver to the Lender a Guarantee and Collateral Agreement Joinder, including any supplements to the schedules to the Guarantee and Collateral Agreement contemplated thereby;

(ii)         within twenty (20) days after such formation or acquisition, furnish to the Lender a description of the real and personal properties of such Material Subsidiary, in detail satisfactory to the Lender; and

(iii)       within sixty (60) days after such formation or acquisition, cause such Material Subsidiary to take whatever action (including the recording of Mortgages with respect to any Material Real Property, delivery of related Mortgaged Property Deliverables, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Lender to vest in the Lender valid and subsisting Liens on the properties purported to be subject to the Mortgages and Guarantee and Collateral Agreement Joinder delivered pursuant to this Section 5.12, enforceable against all third parties in accordance with their terms.

(b)            Upon the acquisition of any Material Real Property or material personal property by any Loan Party or otherwise upon written request of the Lender, if such property, in the judgment of the Lender, shall not already be subject to a perfected first priority security interest in favor of the Lender, then the Borrower shall, at the Borrower’s expense:

(i)          within ten (10) days after any acquisition, furnish to the Lender a description of the property so acquired in detail satisfactory to the Lender; and

(ii)        within sixty (60) days after such acquisition or request, cause such Loan Party to take whatever action (including the recording of Mortgages with respect to any Material Real Property, delivery of related Mortgaged Property Deliverables, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Lender to vest in the Lender valid and subsisting Liens on the properties purported to be subject thereto, enforceable against all third parties in accordance with their terms.

(c)           At any time upon request of the Lender, promptly execute and deliver any and all further instruments and documents and take all such other action as the Lender may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of the Collateral Documents.

(d)            Notwithstanding the foregoing, any Material Subsidiary, Material Real Property or material personal property acquired or formed with the proceeds of a Borrower Equity Issuance, including, without limitation, warrants, shall not be subject to this Section 5.12.

5.13          Deposit, Securities and Investment Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all deposit accounts, securities accounts and investments accounts with financial institutions satisfactory to the Lender.

5.14         Further Assurances.  Promptly upon request by the Lender (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

5.15         Compliance with Environmental Laws.  Comply, and use its commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to investigate, remediate and manage all Hazardous Materials from any of its properties, to the extent required by and then in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, a violation of Environmental Laws that occurred prior to the Closing Date with respect to properties owned or leased by The Buffalo News, Inc. or BH Media Group shall be excluded from any non-compliance and shall not constitute an Event of Default hereunder.

ARTICLE 6 – NEGATIVE COVENANTS

6.01          Liens.  No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names a Loan Party or any Subsidiary of a Loan Party as debtor, or assign any accounts or other right to receive income, other than the following Liens (or financing statements relating thereto):

(a)            Liens pursuant to any Loan Document;

(b)            Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and contractual, common law or statutory rights of set off against deposits or other amounts owing any depository institution, provided that such pledges or deposits made were not made in connection with the borrowing of money or the obtaining of advances or credit and do not, in the aggregate, materially detract from the value of the property or assets or impair the use thereof in the operation of the business of the Borrower or its Subsidiaries;

(e)            deposits to secure the performance of bids, trade contracts and leases (other than contracts for the payment of money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)            (i) to the extent in existence on the Closing Date, easements, rights-of-way, servitudes, leases, restrictions and other similar encumbrances affecting real property and (ii) to the extent incurred, granted or otherwise created or arising after the Closing Date, easements, rights-of-way, servitudes, leases, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(h)            Liens (i) created by lease agreements, licenses or similar interests, or by statute or common law to secure the payments of rental, license amounts or similar amounts and other sums not yet due thereunder or (ii) on leasehold interests, licenses or similar interests created by the lessor, licensee or grantor thereunder in favor of any mortgagee of the leased premises; and

(i)             Liens securing Indebtedness permitted under Section 6.02(b), provided such Liens do not encumber any property other than the property financed by such Indebtedness.

6.02          Indebtedness.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents and any refinancing, refunding, renewal or extension of such Indebtedness under the Loan Documents; and

(b)            Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $500,000 at any one time outstanding.

6.03          Investments.  The Borrower shall not, nor shall it permit any Subsidiary to make or hold any Investments, except:

(a)             Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b)            (i) Investments by Loan Parties in their respective Subsidiaries outstanding on the date hereof and (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties;

(c)             Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(d)             Permitted Acquisitions.

6.04          Fundamental Changes. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)             any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Loan Parties, provided that a Wholly-Owned Subsidiary and Loan Party shall be the continuing and surviving Person;

(b)             any Subsidiary may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to the Borrower or to a Wholly-Owned Subsidiary that is a Loan Party; and

(c)            in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Wholly-Owned Subsidiary and a Loan Party.

6.05          Disposition.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)             Permitted Transfers;

(b)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c)            Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement property; and

(d)            Dispositions permitted by Section 6.04.

6.06         Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may declare and pay dividends or distributions (in cash or in Capital Stock of such Subsidiary) to a Loan Party or any other Person holding Capital Stock in such Subsidiary ratably according to their respective holdings of the type of Capital Stock in respect of which such dividend or distribution payment is being made;

(b)           Borrower may make repurchases or buy-backs of Equity Interests pursuant to, and in accordance with the terms of, Borrower’s stock option, stock purchase and other long-term equity incentive plans as then in effect, provided the aggregate cash consideration paid in connection with such repurchases or buy-backs in any twelve (12) month period shall not exceed $100,000;

(c)            Borrower may make cashless awards of and issuances of its Capital Stock, net of shares withheld for tax withholding purposes, under Borrower’s long-term equity incentive plans as then in effect;

(d)           Borrower and its Subsidiaries may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable or exercisable for Capital Stock of the Borrower, provided the aggregate cash consideration paid in connection such payments in any twelve (12) month period shall not exceed $100,000; and

(e)            Borrower may make other Restricted Payments provided that such payments are made with Borrower Equity Interests or from the proceeds of a Borrower Equity Issuance.

6.07         Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or any Permitted Line of Business.

6.08          Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of the Borrower other than (a) transfers of cash and assets to any Loan Party expressly permitted by this Agreement, (b) intercompany transactions expressly permitted by this Agreement, (c) normal and reasonable compensation and reimbursement of expenses of officers and directors and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms‑length transaction with a Person other than an officer, director or Affiliate.

6.09          Subsidiaries.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, acquire or otherwise permit to exist any Subsidiary of the Borrower or any other Loan Party that is a CFC or otherwise organized outside the United States.

6.10          Disqualified Stock.  Neither Borrower nor any Subsidiary shall issue, or enter into an agreement requiring it to issue, any Disqualified Stock.

ARTICLE 7 – EVENTS OF DEFAULT AND REMEDIES

7.01          Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)            Non-Payment.  The Borrower or any other Loan Party (i) fails to pay when and as required to be paid herein (A) any amount of principal of the Loan, or (B) any interest on the Loan, or (ii) fails to pay within ten (10) Business Days after the same becomes due (A) any fee due hereunder or in any Loan Document or, (B) any other amount payable hereunder or under any other Loan Document; or

(b)             Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.02, 5.03(a), 5.05, 5.10, 5.11, 5.12, or Article 6 ; or

(c)             Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) actual knowledge thereof by a Responsible Officer of the Borrower and (ii) the date that the Lender shall have given the Borrower notice thereof; or

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be incorrect or misleading in any respect) when made or deemed made; or

(e)            Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event under clause (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the expiration of any applicable notice or cure period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined); or

(f)            Insolvency Proceedings, Etc.  The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in the case of either clause (i) or (ii) above, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA.  Any of the following occurring on or after the date of this Agreement (with “occurring” meaning, for purposes of this provision, that all events having occurred as are necessary to quantify amounts at issue and to legally attach liability for such amounts): (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and in each case in clauses (i) or (ii) above, such event or condition could reasonably be expected to have a Material Adverse Effect; or

(j)             Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)             Change of Control.  There occurs any Change of Control; or

(l)             Collateral Documents.  Any Collateral Document, whether existing on the Closing Date or thereafter, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 6.01) on the Collateral purported to be covered thereby.

7.02          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)            declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)             exercise all rights and remedies available to it under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

7.03          Application of Funds.  After the exercise of remedies provided for in Section 7.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 7.02), any amounts received on account of the Obligations shall, subject to applicable Laws, be applied by the Lender in any order determined by Lender, until all of the Obligations have been indefeasibly paid in full in cash.  The balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE 8 – MISCELLANEOUS

8.01         Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02          Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 8.02, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)            Change of Address, Etc.  Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.

(c)            Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Lender and its Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

8.03          No Waiver; Cumulative Remedies.  No failure by Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04          Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including without limitation the reasonable fees, charges and disbursements of counsel for the Lender other than fees for in-house counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.  The Borrower covenants and agrees to promptly pay any required retainer and invoice and to promptly cooperate and cause the advisors to promptly cooperate with the Lender and any advisor or consultant to the Lender, including without limitation, providing full access to all requested information, management and advisors (together with copies of all requested information).

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Loan Party or Subsidiary shall have any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)             Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)             Survival.  The agreements in this Section shall survive the repayment, satisfaction or discharge of all the Obligations.

8.05         Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.06          Successors and Assigns.

(a)             Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may assign or otherwise transfer any of its rights or obligations hereunder (i) to an assignee in accordance with the provisions of Section 8.06(b), (ii) by way of participation in accordance with the provisions of Section 8.06(c), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.06(d) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lender.  The Lender may at any time assign to one or more of its Affiliates all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan). From and after the effective date specified for the assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement but shall continue to be entitled to the benefits of Section 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower shall execute and deliver a Note to the assignee.

(c)           Participations.  The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the  Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender.

(d)            Certain Pledges.  The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)            Electronic Execution of Assignments and Certain Other Documents.   The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.07          Treatment of Certain Information; Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender or its Affiliates on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Securities Laws.

8.08          Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to an Affiliate of the Lender different from the Affiliate holding such deposit or obligated on such Indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.

8.09         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.10         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

8.11          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.12          Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.13          Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)          SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH ON SCHEDULE 8.02 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 8.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.14          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.15          USA PATRIOT Act.   The Lender is subject to the Act (as hereinafter defined) and the Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

8.16         Release of Collateral.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall release all or substantially all of the Collateral, and this provision may not be waived or amended without the consent of the Lender.

8.17          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.18          Time of the Essence. Time is of the essence of the Loan Documents.

8.19          ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.  BORROWER HAS NOT RELIED ON ANY PROMISE, STATEMENT OR REPRESENTATION OF THE LENDER, OR ANY REPRESENTATIVE OF THE LENDER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

[Reminder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWER:

LEE ENTERPRISES, INCORPORATED, a Delaware corporation

By:	/s/Kevin D. Mowbray

Name:	Kevin D. Mowbray

Title:	President & CEO

LENDER:

BH FINANCE LLC, a Nebraska limited liability company

By:	/s/Ted Weschler

Name:	Ted Weschler

Title:	Authorized Signatory

[Signature Page to Credit Agreement]